Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is dated as of February 3, 2012 and amends that certain Rights Agreement, dated as of November 11, 2009 (the “Rights Agreement”), by and between Swank, Inc., a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company LLC, a New York limited liability trust company (the “Rights Agent”). Capitalized terms used but not otherwise defined in this Amendment have the respective meanings set forth in the Rights Agreement.

RECITALS:

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time) (the “Merger Agreement”), by and among the Company, Randa Accessories Leather Goods LLC (“Parent”), Swing Acquisition LLC (“Intermediate Sub”) and Swing Merger Sub, Inc. (“Merger Sub”), pursuant to which, among other things, the Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation as a wholly-owned subsidiary of Parent, which Merger Agreement is subject to customary closing conditions;

WHEREAS, on February 3, 2012, the board of directors of the Company (the “Board”) determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement, on the terms set forth herein, prior to entering into the Merger Agreement to render certain provisions of the Rights Agreement inapplicable to the Merger Agreement, the Merger, the Voting Agreements (as defined below) and any other transactions contemplated by the Merger Agreement or the Voting Agreements;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Parent’s, Intermediate Sub’s, and Merger Sub’s willingness to enter into the Merger Agreement, certain stockholders of the Company plan to enter into voting agreements with Parent, Intermediate Sub and Merger Sub (each, a “Voting Agreement”), pursuant to which each such stockholder will, among other things, agree to vote all shares of Common Stock owned by each such stockholder in accordance with the terms of such Voting Agreement;

WHEREAS, Parent currently owns 36,897 shares of Common Stock;

WHEREAS, in accordance with Section 27 of the Rights Agreement and subject to certain provisions of that section, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of certificates representing shares of Common Stock;

WHEREAS, the Company, pursuant to this Amendment, desires that neither the execution and delivery of the Merger Agreement, the Voting Agreements nor the occurrence of any transactions contemplated thereby will result in (i) Parent, Intermediate Sub, Merger Sub or any of their respective Affiliates or Associates becoming an Acquiring Person or (ii) the occurrence of (A) a Distribution Date, (B) a Stock Acquisition Date, (C) a Section 11(a)(ii) Event, (D) a Section 13 Event or (E) a Triggering Event; and

WHEREAS, the Company and the Rights Agent now desire to amend the Rights Agreement as set forth in this Amendment, and the Board hereby directs, pursuant to Section 27 of the Rights Agreement, that the Rights Agreement shall be amended as set forth in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment of the Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Acquiring Person:”

“Notwithstanding anything in this Section 1(a) or otherwise in this Agreement to the contrary, none of Randa Accessories Leather Goods LLC (“Parent”), Swing Acquisition LLC (“Intermediate Sub”) and Swing Merger Sub, Inc. (“Merger Sub”), or any of their respective Affiliates or Associates (collectively, the “Merger Persons”), either individually or collectively, shall be deemed to be an “Acquiring Person” by virtue of or as a result of (A) the approval, adoption, execution, delivery or performance of the Merger Agreement or the Voting Agreements, (B) the public or other announcement or disclosure of the Merger, the Merger Agreement, the Voting Agreements or any of the other transactions contemplated by the Merger Agreement or the Voting Agreements or (C) the consummation of the Merger at the Effective Time or any of the other transactions contemplated by the Merger Agreement or the Voting Agreements (the transactions described in clauses (A), (B) and (C), together with any related transactions, the “Merger Events”). “Effective Time”, “Voting Agreement” and “Merger” shall have the meanings set forth in the Merger Agreement and “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of February 3, 2012, by and between the Company, Parent, Intermediate Sub and Merger Sub, as it may be amended or supplemented from time to time.”

(b) Section 1(ll) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Stock Acquisition Date”:

“Notwithstanding anything in this Section 1(ll) or otherwise in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred by virtue of, or as a result of any one or more Merger Events.”

(c) Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence of Section 3(a):

“Notwithstanding anything to the contrary in this Section 3(a) or otherwise in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any one or more Merger Events.”

(d) Section 7(a) of the Rights Agreement is hereby amended and replaced in its entirety with the following:

“(a) Subject to Section 7(e), Section 23(b) or Section 24 hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths (1/100ths) of a share (or shares of Common Stock, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on November 10, 2019 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which such Rights are exchanged pursuant to Section 24 hereof, (iv) the time at which the Rights expire pursuant to Section 13(d) hereof or (v) immediately prior to the Effective Time of the Merger (but only if the Effective Time shall occur) (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the “Expiration Date”).”

(e) Section 11(a)(ii) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence of Section 11(a)(ii):

“Notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred by virtue of or as a result of the occurrence of any one or more Merger Events.”

(f) The Rights Agreement is hereby amended by adding the following as new Section 13(e) of the Rights Agreement to read in its entirety as follows:

“Notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall not be deemed to have occurred by virtue of or as a result of the occurrence of any one or more of the Merger Events and none of the Merger Persons, either individually or collectively, shall be deemed to be a Principal Party by virtue of or as a result any one or more Merger Events.”

(g) Section 30 of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence of Section 30:

“Nothing in this Agreement shall be construed to give any Person any legal or equitable rights, remedies or claims under this Agreement by virtue of, or as a result of, any Merger Event.”

(h) The following is added as a new Section 35 of the Rights Agreement:

“SECTION 35. TERMINATION UPON EXPIRATION DATE.

“Notwithstanding anything to the contrary in this Agreement, on the earlier of (i) the Final Expiration Date and (ii) immediately prior to the Effective Time, but only if such Effective Time shall occur, (a) this Agreement shall terminate and be void and of no further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities thereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire shares of Series E Junior Participating Preferred Stock or any other securities of the Company. Notwithstanding the foregoing, Section 18 hereof shall survive the termination of this Agreement.”

2. Termination of Merger Agreement. If the Merger Agreement is terminated, then from and after such time this Amendment shall terminate automatically and shall be of no further force and effect, and the Rights Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment. The Company hereby agrees to notify the Rights Agent promptly upon the termination of the Merger Agreement.

3. Notice of Effective Time. The Company agrees to notify the Rights Agent promptly after the occurrence of the Effective Time (as defined in the amendment to Section 1(a) of the Rights Agreement), which notice shall specify (i) that the Effective Time has occurred, and (ii) the date upon which the Rights Agreement and the Rights established hereby were terminated.

4. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective and shall be deemed to be in force and effect immediately prior to the execution of the Merger Agreement. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SWANK, INC.

By:	/s/ John Tulin
Name:	John Tulin
Title:	Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY LLC

By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Senior Vice President